INTERDIGITAL, INC.

Compensation Program for Non-Management Directors

Base Annual Board Retainer:	$50,000
Chairman of the Board:	$50,000
Audit Committee Chair:	$30,000
Compensation Committee Chair:	$20,000
Investment Committee Chair:	$15,000
Nominating and Corporate Governance Committee Chair:	$15,000
Audit Committee Members:	$12,000
Compensation Committee Members:	$10,000
Investment Committee Members:	$7,500
Nominating and Corporate Governance Committee Members:	$7,500
Initial Election RSU Award:	$150,000 of RSUs (vesting in full one year from grant date)
Annual RSU Award:	$175,000 of RSUs (vesting in full one year from grant date)

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All cash payments and RSU grants shall be based on service for a full year; pro rata payments and grants shall be made for service of less than one year. Cash payments shall be made on a quarterly basis.

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This program is designed to compensate each non-management director for participating in up to eight (8) Board meetings per year and up to eight (8) meetings per year for each Committee on which the non-management director serves. Additional compensation will be paid to each non-management director for participating in meetings in excess of these thresholds, as follows:

o	Each additional Board meeting: $4,000

o	Each additional Committee meeting: $1,000

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In addition, non-management directors will be paid a per diem fee of $1,000 for attendance at or participation in events, conferences or meetings, in their capacity as a director, at the request of InterDigital, Inc. senior management, provided that such attendance or participation requires a significant time commitment and would be considered outside of the director’s typical Board and/or Committee duties. Any per diem fee payments will be subject to the approval of the Compensation Committee of the Board of Directors.

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Both cash payments and RSUs may be deferred. An election to defer must be made in the calendar year preceding the year in which services are rendered and the compensation is earned (i.e., elections to defer must be made by December 31 of each year for the deferral to apply to the next year’s cash payments and/or RSU award(s)).

•	Each initial election RSU award shall be granted on the date of the director’s initial election to the Board. Annual RSU awards shall be granted on the date of each Annual Meeting of Shareholders.

•	The number of RSUs to be granted pursuant to each initial election award and annual award shall be calculated as follows:

$175,000 / (the closing stock price on the day of grant) = number of RSUs to be granted

•	The terms of this program shall be periodically reviewed by the Compensation Committee of the Board of Directors.

June 2019

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